Exhibit 5.1

LEGAL OPINION OF NEAL, GERBER & EISENBERG LLP

December 11, 2014

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

Re: Allied Nevada Gold Corp. — Issuance of up to 21,750,000 additional shares of common stock and related warrants to purchase up to 10,875,000 additional shares of common stock

Ladies and Gentlemen:

We have acted as special counsel for Allied Nevada Gold Corp., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 21,750,000 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”) together with warrants (the “Warrants”) to purchase up to an additional 10,875,000 shares of Common Stock (the “Warrant Shares”). The Shares, the Warrants and the Warrant Shares are included in a registration statement on Form S–3 under the United States Securities Act of 1933, as amended (the “Act”) filed with the United States Securities and Exchange Commission (the “Commission”) on November 19, 2014 (Registration No. 333-200357) and declared effective by the Commission on November 25, 2014, a base prospectus dated November 25, 2014 (the “Base Prospectus”), and a final prospectus supplement dated December 9, 2014 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares, the Warrants and the Warrant Shares.

In rendering the opinions set forth herein, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, including, without limitation the Placement Agent Agreement among the Company, H.C. Wainwright & Co., LLC and Canaccord Genuity Corp (the “Placement Agent Agreement”), the Form of Securities Purchase Agreement dated as of December 9, 2014 among the Company and certain purchasers thereunder (the “Purchase Agreement”), and the Form of Warrant, each filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on December 9, 2014 and (iii) received such information from officers and representatives of the Company, in each case, as we have deemed necessary or appropriate for the purposes of these opinions.

In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons who have executed documents, the completeness and authenticity of all original documents reviewed by us, and the conformity and completeness to original documents of all copies of documents submitted to us for review as conformed or reproduction copies. With regard to the Warrant Shares, we have assumed that at the time of issuance a sufficient number of shares of Common Stock are authorized and available for issuance.

As to facts material to our opinions, we have relied without independent investigation or verification upon the accuracy of factual statements, including representations of fact contained in certificates, agreements, oral or written statements or other records of or from public officials and officers and representatives of the Company and others, and assumed compliance on the part of all parties to all agreements and documents, other than the Company, with their covenants and agreements contained therein. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts and no inference as to our knowledge or awareness concerning facts should be drawn from the fact that we have represented the Company or any affiliates of the Company in this or other matters.

Based upon and subject to the foregoing and to the limitations, qualifications and exceptions set forth below, we are of the opinion that, as of the date hereof:

1. When the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Placement Agent Agreement, the Purchase Agreement and the Prospectus, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable;

2. When the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor in circumstances contemplated by the Placement Agent Agreement, the Purchase Agreement and the Prospectus, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be valid and legally binding obligations of the Company; and

3. When the Warrant Shares have been issued and sold against payment therefor in accordance with the terms of the Warrants and in accordance with the Prospectus Supplement, the Warrant Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and solely with respect to the Warrants constituting valid and legally binding obligations of the Company, the internal laws of the State of New York, and we express no opinion with respect to any other laws. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 11, 2014 and to the reference to our firm contained in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Neal, Gerber & Eisenberg LLP